Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration Statement No. 333-167799

Greenwood Village, Colorado 80111
ph. # (303) 221 7223
www.fullthrottleikr.com

INVESTMENT OPPORTUNITY IN A
COLORADO START UP COMPANY

Full Throttle Indoor Kart Racing™ plans to open an upscale entertainment experience in the Denver
Metro Area featuring wheel to wheel racing in high performance race karts.  We plan to be housed inside a climate controlled facility with high performance go-karts with Formula 1 inspired and designed tracks.  In addition to racing, we plan to have well equipped meeting and party rooms, an arcade and a sports bar / restaurant.  We believe our business will generate sustainable cash flow within a year of beginning operations and create up to thirty full and part time positions per location.  We also believe the indoor kart racing industry in the United States is in its infancy with substantial growth potential.

In order to finance our development plans, we are offering up to 350,000 Shares at $10.00 per Share in a minimum offering of 190,000 shares ($1,900,000) and a maximum offering of 350,000 shares
($3,500,000) which would represent sixty five percent of the ownership of Full Throttle Indoor Kart
Racing if all of the shares are sold.  No underwriting commissions or discounts will be paid to any third party and upon breaking escrow on the minimum offering, all sale proceeds will be used as described in the prospectus.

We have filed a registration statement (including a prospectus) with the United States Securities and
Exchange Commission and the Colorado Division of Securities for the offering of our common stock.
 Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
 Alternatively, you may access these documents on our website (www.fullthrottleikr.com).  You may email us a request for these documents at info@fullthrottleikr.com or we will send you the prospectus if you request it by calling 303-221-7223.

Adult Kart Capacity Calculation	
Number of Karts in Inventory	25
Number of karts on track *	12
Session Time in Minutes	12
Sessions Per Hour	5
Tickets per Hour	60
Normal Operating Hours Per Week	75
Total Session Per Week	4500
Potential races Per Year (single track)	234,000

	Year 1	Year 2	Year 3	Year 4	Year 5
Annual Adult Races/yr Capacity	234,000	234,000	234,000	234,000	234,000
Adult Participants Per Year	22,000	28,000	34,000	40,000	46,000
Adult Races Purchased @ 2.5 per Participant	55,000	70,000	85,000	100,000	115,000
Junior/Kids Participants Per Year	10,000	11,000	12,000	13,000	14,000
Junior/Kids Races Purchased @ 2.5 per Participant	25,000	30,535	30,000	32,500	35,000
Total Races Sold	80,000	100,535	115,000	132,500	150,000

Full Throttle Indoor Kart Racing Projections
Notes on Projections
• All Financial projections are based upon assumptions of management and input we have received and believe to be true.
• Because these forward-looking statements involve risks and uncertainties, including those described in the “Risk Factors” section of the Prospectus, our actual operating results and financial performance may prove to be very different from what we have predicted.
• Please refer to “Use of Proceeds” in the Prospectus
• For conservatism, potential distributions in the following income and expense projections are not included. Distribution amounts will be determined by Board of Directors.
Projections and Assumptions for Single Track Model
Capacity Calculation
Adult Races
• 50% @ $25/race
• 50% @ $20/race
• 50% of adults buy memberships
Junior/Kid Races
• Average $17/race
Kart Operating Expenses
• Kart Maintenance and Repair Per Race:   $.44
• Fuel Cost Per Race (Assume $4.00 / Gal): $.40
Meeting Room Rentals
• No Income Is assumed in forecasts
Merchandising
• $5.00/adult customer/yr
Food and Beverage
• 10% of $10/person/yr
Arcade
• $20k/yr from revenue sharing
Advertising
• $100k/yr @ 25% Gross Margin
* For special group or corporate events up to 16 adult karts could be on track

Fully Funded Model				
REVENUE	Year 1	Year 2	Year 3	Year 4	Year 5
Adult Participants	**22,000**	**28,000**	**34,000**	**40,000**	**46,000**
Races Sold (2.5 Races per participant)	**55,000**	**70,000**	**85,000**	**100,000**	**115,000**
Percentage of Capacity	**24%**	**30%**	**36%**	**43%**	**49%**
Adult Race Tickets 50% @ $25	$ 687,500	$ 875,000	$ 1,062,500	$ 1,250,000	$ 1,437,500
Membership Sales	$ 275,000	$ 350,000	$ 425,000	$ 500,000	$ 575,000
Adult Race Tickets 50% @ $20	$ 550,000	$ 700,000	$ 850,000	$ 1,000,000	$ 1,150,000
Revenue Total Adult Race	$ 1,512,500	$ 1,925,000	$ 2,337,500	$ 2,750,000	$ 3,162,500
Junior/Kids Participants Per Year	10,000	11,000	12,000	13,000	14,000
Jr and Kid Races Per year (2.5 races per participant)	25,000	30,535	30,000	32,500	35,000
Revenue - Jr and Kid Races @ $17.00 / race	$ 425,000	$ 519,095	$ 510,000	$ 552,500	$ 595,000
Total Kart Revenue	$ 1,937,500	$ 2,444,095	$ 2,847,500	$ 3,302,500	$ 3,757,500
Other Revenue					
Snack Bar - Beer and Wine @ 10% of $10/Per	$ 25,000	$ 30,000	$ 42,000	$ 45,000	$ 50,000
Retail / Sales Merchandising ($5.00/adult customer)	$ 110,000	$ 140,000	$ 170,000	$ 200,000	$ 230,000
Video Arcade / Revenue Share	$ 20,000	$ 20,000	$ 20,000	$ 20,000	$ 20,000
Advertisement/Sponsors	$ 100,000	$ 100,000	$ 100,000	$ 100,000	$ 100,000
TOTAL REVENUE	**$ 2,192,500**	**$ 2,734,095**	**$ 3,179,500**	**$ 3,667,500**	**$ 4,157,500**
COST OF GOODS SOLD:					
Kart Maintenance / Repair and Fuel	$ 67,200	$ 84,449	$ 96,600	$ 111,300	$ 126,000
Cost of Retail Products and Advertising	$ 130,000	$ 145,000	$ 160,000	$ 175,000	$ 190,000
TOTAL COGS	**$ 197,200**	**$ 229,449**	**$ 256,600**	**$ 286,300**	**$ 316,000**
GROSS PROFITS	**$ 1,995,300**	**$ 2,504,646**	**$ 2,922,900**	**$ 3,381,200**	**$ 3,841,500**
OPERATING COSTS:					
Payroll / Benefits/ Insurance	$ (650,000)	$ (650,000)	$ (650,000)	$ (650,000)	$ (650,000)
Lease (triple net)	$ (719,960)	$ (719,960)	$ (719,960)	$ (719,960)	$ (719,960)
Depreciation and Amortization	$ (551,800)	$ (556,800)	$ (566,800)	$ (646,800)	$ (666,800)
Other Operating Costs	$ (275,188)	$ (275,188)	$ (275,188)	$ (275,188)	$ (275,188)
TOTAL OPERATING COSTS	**$ (2,196,948)**	**$ (2,201,948)**	**$ (2,211,948)**	**$ (2,291,948)**	**$ (2,311,948)**
Earnings Before Income Taxes	**$ (201,648)**	**$ 302,698**	**$ 710,952**	**$ 1,089,252**	**$ 1,529,552**
Income Tax: Est. Fed. & CO Combined (Marginal Rate 39%)	$ -	$ (118,052)	$ (277,271)	$ (424,808)	$ (596,525)
Net Income (Net Operating Profit After Tax)	$ (201,648)	$ 184,646	$ 433,681	$ 664,444	$ 933,027
Earnings Before Interest, Taxes, Depreciation and Amortization	$ 350,152	$ 859,498	$ 1,277,752	$ 1,736,052	$ 2,196,352

Cash Flow Contribution *	$ 350,152	$ 741,446	$ 1,000,481	$ 1,311,244	$ 1,599,827
Capital Expenditures		$ (25,000)	$ (50,000)	$ (400,000)	$ (100,000)
Accumulated Cash	$ 350,152	$ 1,066,598	$ 2,017,078	$ 2,928,322	$ 4,428,149

Deprecation Schedule Maximum Offering	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning FA	$ 2,759,000	$ 2,759,000	$ 2,784,000	$ 2,834,000	$ 3,234,000
Plus Cap Ex	$ -	$ (25,000)	$ (50,000)	$ (400,000)	$ (100,000)
Depriciation expense	$ (551,800)	$ (556,800)	$ (566,800)	$ (646,800)	$ (666,800)

* Cash Flow Contribution = Depreciation and Amortization + Earnings Before Income Taxes - Income Taxes

• Because these forward-looking statements involve risks and uncertainties, including those described in the “Risk Factors” section of the Prospectus, our actual operating results and financial performance may prove to be very different from what we have predicted.
Five year Income and Expense Projections Single Track

Revenue Maximum Offering
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
$(500,000)
Year 1
Year 2
Year 3
Year 4
Year 5
TOTAL REVENUE
NOPAT
EBITDA

Cash Flow with Capital Expenditures
Single Track Maximum Offering
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
Year 1
Year 2
Year 3
Year 4
Year 5
Cash Flow Contribution (D&A + EBIT - IT)
Capital Expenditures
Accumulated Cash

FTK Projection assumptions

EPS and ROE assumptions

	YR 1	YR2	YR3	YR4	YR5
Initial Shares	510,000	510,000	510,000	510,000	510,000
Initial Capitalization	$ 3,500,000	$ 3,500,000	$ 3,500,000	$ 3,500,000	$ 3,500,000
Projected Net Income After Taxes	$ (201,648)	$ 184,646	$ 433,681	$ 664,444	$ 933,027
Earnings Per Share/ By Year	$ (0.395)	$ 0.362	$ 0.850	$ 1.303	$ 1.829
Accumulative Earning Per Share	$ (0.395)	$ (0.033)	$ 0.817	$ 2.120	$ 3.949
Cash flow projection	$ 350,152	$ 741,446	$ 1,000,481	$ 1,311,244	$ 1,599,827
Cash Flow Per Share *	$ 0.69	$ 1.45	$ 1.96	$ 2.57	$ 3.14
Return on Invested Capital	-5.8%	5.3%	12.4%	19.0%	26.7%
Accumulated Cash Flow	$ 350,152	$ 1,066,598	$ 2,017,078	$ 2,928,322	$ 4,428,149
Accumulated Cash Value Per Share	$ 0.69	$ 2.09	$ 3.96	$ 5.74	$ 8.68

Yearly Earnings Per Share
Return on Invested Capital
YR 1
YR2
YR3
YR4
YR5
Earnings per share $
Return on Invested Capital

Yearly Cash Flow Per Share
YR 1
YR2
YR3
YR4
YR5
Yearly Cash Flow Projection
Yearly Cash Flow Per Share

Accumulated Cash Flow Per Share
YR 1
YR2
YR3
YR4
YR5
Accumulated Cash Flow
Accumulated Cash Value Per Share